Exhibit 10.7

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] or [Redacted] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SPONSORSHIP AND NAMING RIGHTS AGREEMENT

This Sponsorship and Naming Rights Agreement (this “Agreement”) is made as of the 17th day of November, 2016 by and among HOF Village, LLC, a Delaware limited liability company (“HOFV”), National Football Museum, Inc. d/b/a Pro Football Hall of Fame, an Ohio corporation (“PFHOF” and, together with HOFV, the “HOF Entities”), and Johnson Controls, Inc., a Wisconsin corporation (the “Company” and, together with the HOF Entities, the “Parties”).

RECITALS

WHEREAS, HOFV is developing the Hall of Fame Village, a development in Canton, Ohio which will include the Pro Football Hall of Fame Museum (the “Museum”) and be located on approximately 90 acres of real estate, the current renderings for which are attached hereto as Exhibit A (collectively, the “Village”);

WHEREAS, the Company desires to acquire from the HOF Entities certain sponsorship and naming rights, and the HOF Entities desire to grant such rights to the Company, all on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, for the consideration stated in this Agreement, the Parties hereby agree as follows (the definitions for certain defined terms contained herein and other definitional and interpretative provisions are set forth in Exhibit B attached hereto):

ARTICLE 1

SPONSORSHIP BENEFITS

1.1 Naming Rights Generally.

1.1.1 The HOF Entities hereby grant the Company the exclusive right to designate the name of the Village throughout the Term.

1.1.2 As of the date hereof, the Village Name shall be “Johnson Controls Hall of Fame Village.”

1.1.3 Except as set forth in Section 1.1.4, the Company shall not be entitled to change the name of the Village without the prior written approval of each of the HOF Entities, which approval will not be unreasonably withheld, conditioned or delayed, and each Governmental Authority or other Person whose approval is required under Law.

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1.1.4 In the event that a single entity, person or group whose primary line of business consists of a business included in the then-existing Category (the “Acquiror”) acquires or otherwise owns more than fifty percent (50%) of the voting shares of the Company on a non-diluted basis and elects to change the Village Name, then Acquiror may effect a change of the Village Name (the “Proposed Name Change”), provided that (i) the Proposed Name Change must be to a name which is reasonably acceptable to the HOF Entities, (ii) there is no material breach of this Agreement by the Company or the Acquiror on the date on which the Proposed Name Change is submitted by the Acquiror, (iii) the Acquiror and the Parties shall work in good faith to develop replacement Co-Branded Village Marks reflecting the Proposed Name Change which are reasonably acceptable to the Parties and (iv) the Acquiror and the Company shall provide to the HOF Entities such rights, licenses, representations, warranties, covenants and indemnification with respect to the Intellectual Property of the Acquiror as shall be reasonably required by the HOF Entities (consistent with the rights, licenses, representations, warranties, covenants and indemnification with respect to the Company included in this Agreement) in order to allow the Company to perform its obligations pursuant to this Agreement and to enjoy all of the benefits thereof with respect to the replacement Co-Branded Village Marks to the same extent as it was able to perform its obligations hereunder and enjoy the benefits thereof with respect to the former Co-Branded Village Marks prior to the request for the Proposed Name Change. In the event such conditions are satisfied, then in such event the Parties shall work together to change the Co-Branded Village Marks to reflect the Proposed Name Change, at which time (subject to Section 7.3, which shall apply solely with respect to use of the former Co-Branded Village Marks from the effective date of the change in Co-Branded Village Marks, as determined by the Parties in good faith, as though this Agreement had been terminated as of such effective date) the Parties shall cease use of the former Co-Branded Village Marks. Notwithstanding anything to the contrary in this Agreement, the Company shall pay or cause to be paid by the Acquiror all direct and indirect expenses and costs incurred by the HOF Entities (or either of them or any of their respective Affiliates) in modifying the Co-Branded Village Marks and any other direct or indirect actual expenses and costs incurred by the HOF Entities (or either of them or any of their respective Affiliates) to effect such renaming.

1.1.5 Subject to the terms of this Agreement, including this Section 1.1.5 and Section 1.10, the Company hereby acknowledges and agrees that certain areas within the Village (as it is currently designed or in the future) may be named by a third party, and that the HOF Entities may grant certain other naming rights, in each case not in violation of any of the provisions of this Agreement (collectively, the “Other Naming Rights”). Throughout the Term, neither HOF Entity shall enter into a definitive agreement with a third party with respect to naming rights for any material area within the Village (a) without first offering to the Company a 15 day right of first negotiation to enter into a naming rights agreement for such area (it being agreed that, for a period of 15 days following the Company’s notice of such opportunity, the HOF Entities and the Company shall negotiate exclusively and in good faith regarding such a naming rights agreement unless the Company notifies the HOF Entities in writing prior to the conclusion of such period that the Company is not interested in entering into a naming rights agreement for such area and, unless a naming rights agreement for such area shall have been executed by the Parties during such 15 day period and subject to subsection (b) hereof, the HOF Entities shall thereafter be permitted to enter into a definitive agreement with a third party with respect to naming rights for such area) or (b) in violation of any of the provisions of this Agreement, including Section 1.10; provided, however, that nothing in this Agreement shall restrict the ability of the HOF Entities to grant any naming or sponsorship rights for philanthropic purposes without receipt of any naming or sponsorship fees.

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1.2 Logos. The HOF Entities have developed or shall develop, at their own expense, one or more logos (including without limitation those logos listed on Exhibit P, each, a “Village Logo”), which when used in connection with the JOHNSON CONTROLS mark, shall constitute and serve as a “Co-Branded Village Logo.” The Parties shall work together in good faith in connection with the development of one or more Co-Branded Village Logos, with fifty percent (50%) of the cost of such development to be borne by each of the Company, on the one hand, and the HOF Entities, on the other hand. Upon the completion of the development of any logo which is acceptable to each of the Parties for such purpose, such logo shall be added to Exhibit C and shall serve as a Co-Branded Village Logo. One or more of the HOF Entities shall own all right, title and interest in and to each Village Logo, subject to the license of same to the Company pursuant to Section 3.2. The Company shall own all right, title and interest in and to the JOHNSON CONTROLS mark, subject to license of same to the HOF Entities pursuant to Section 3.3.

1.3 Village Branding and Advertising Signage. In addition to the naming rights granted to the Company pursuant to Section 1.1 above, throughout the Term, the HOF Entities shall use and promote the Village Name and Co-Branded Village Logos (collectively, the “Co-Branded Village Marks”), including (from and after the construction of the Village) through the use of signage in the Village as set forth in Exhibit D (such branding contemplated by Exhibit D, the “Village Branding”). In addition, throughout the Term (from and after the construction of the Village), the HOF Entities shall place certain advertising signage for the Company throughout the Village as set forth in Exhibit D (such signage contemplated by Exhibit D, the “Advertising Signs”).

1.4 Advertising. The HOF Entities shall provide to the Company throughout the Term (and, to the extent such construction is a precondition to the HOF Entities’ ability to perform certain specific obligations as set forth on such Exhibit, from and after the construction of the Village) those advertising and sponsorship rights set forth in Exhibit D. If the HOF Entities are unable to provide the Company with any benefit identified in Exhibit D in accordance with this Agreement at any time during the Term, then the HOF Entities shall propose a credit against the Fees, substitute benefit or other “make good” having a value necessary to fully compensate the Company for the benefit not so provided. If such proposal is not reasonably acceptable to the Company, the Parties shall work together in good faith to provide a credit against the Fees, substitute benefit or other “make good” having a value necessary to fully compensate the Company for the benefit not so provided. If the Parties are unable to agree upon a credit against the Fees, substitute benefit or “make good” within thirty (30) days and if either Party so elects, the Parties shall designate an appraiser which is reasonably acceptable to both Parties, has no material relationship to either of the Parties or their respective Affiliates and has experience in valuing similar benefits to determine the amount of the credit against the Fees which is necessary to fully compensate the Company for the value of the benefits identified on Exhibit D which the HOF Entities are unable to provide to the Company. The determination of such appraiser with respect to the amount of such credit shall be final, binding and non-appealable, and fifty percent (50%) of the costs and expenses charged by the appraiser for such services rendered shall be paid by each of the Company, on the one hand, and the HOF Entities, on the other hand. Promptly following the final determination in accordance with this Section 1.4 of such credit against the Fees, substitute benefit or other “make good”, the HOF Entities shall pay to the Company an amount equal to the credit against the Fees and/or provide to the Company such substitute benefit or other “make good,” as applicable.

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1.5 Branding and Advertising Costs and Maintenance.

1.5.1 Subject to Section 1.5.3, the HOF Entities shall build and install, or cause to be built and installed, at the HOF Entities’ sole cost and expense, the Village Branding and Advertising Signs in accordance with the terms of this Agreement.

1.5.2 Subject to Section 1.5.3, the Company shall arrange for, in consultation with the HOF Entities and at the HOF Entities’ sole cost and expense, the creative development and design of the Advertising Material/Artwork. The creative content of any and all advertising material displayed on or affixed to the Advertising Signs (the “Advertising Material/Artwork”) shall be subject to the approval of the HOF Entities, not to be unreasonably withheld, conditioned or delayed. All such Advertising Material/Artwork (including any intellectual property rights related thereto) shall remain at all times property of the HOF Entities (subject to the HOF Entities’ license thereof to the Company as set forth in Section 3.2 and subject to the retention by the Company of any intellectual property in such Advertising Material/Artwork which is owned by the Company as of the creation of such Advertising Material/Artwork).

1.5.3 Notwithstanding anything to the contrary in this Agreement, including without limitation in Section 1.5.1 or Section 1.5.2 hereof, in the event that the aggregate costs associated with the initial build and installation pursuant to Section 1.5.1, together with the aggregate costs associated with the creative development and design of the Advertising Material/Artwork pursuant to Section 1.5.2 (such costs collectively the “Initial Signage Costs”), shall exceed [***] (the “Initial Signage Credit”), (i) the Company shall be responsible for, and promptly following its receipt of an invoice with respect thereto shall promptly reimburse the HOF Entities for, fifty percent (50%) of any Initial Signage Costs in excess of [***], up to [***] payable by the Company pursuant to this subsection (i), and (ii) the Company shall be responsible for, and promptly following its receipt of an invoice with respect thereto shall promptly reimburse the HOF Entities for, any Initial Signage Costs in excess of [***]. In no event will the HOF Entities (or either of them) be obligated to pay more than [***] with respect to the Initial Signage Costs.

1.5.4 The HOF Entities shall conduct, or cause to be conducted, all repair and maintenance, including routine and preventative repair and maintenance, of the Village Branding and Advertising Signs after installation as are necessary to keep the Village Branding and Advertising Signs in good condition and repair. In the first calendar quarter of each of 2022, 2027 and 2032, a representative of each of the Parties shall tour the Village to evaluate signage positions within the Village (including permanent, digital and media) to determine if they believe any update or refurbishment is required to the Village Branding and/or Advertising Signs. Any Party shall be entitled, at any time and from time to time, to request any change to the Village Branding and/or Advertising Signs, and if such change is necessary to keep the Village Branding and Advertising Signs in good condition and repair or the Parties agree to such change, then the HOF Entities shall take such steps as are necessary to effect such requested changes as soon as reasonably practicable. In the event that such change is necessary to keep the Village Branding and Advertising Signs in good condition and repair or the Parties agree to such change, all costs associated with such change which are necessary to address issues of normal wear and tear (as mutually agreed by the Parties or, failing such agreement, as reasonably determined by an independent third party professional signage company which is reasonably acceptable to the Parties) shall be borne by the HOF Entities and all excess costs (i.e., costs in excess of those which are necessary to address issues of normal wear and tear) associated therewith shall be borne equally by the HOF Entities, on the one hand, and the Company, on the other hand. In the event that such change is unnecessary to keep the Village Branding and Advertising Signs in good condition and repair and the Parties do not agree to such change but the HOF Entities, on the one hand, or the Company, on the other hand, shall nonetheless request such change, such change shall be made only with the approval (which shall not be unreasonably withheld, conditioned or delayed) of the Company, on the one hand, or the HOF Entities, on the other hand, and, in the event such change is made, all costs associated with such change shall be borne by the HOF Entities (if the change was requested by an HOF Entity) or the Company (if the change was requested by the Company).

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1.5.5 The Company shall have, in the aggregate, the most prominent signage (both permanent and digital) at the Village in comparison to each other Founding Sponsor of the Village. The HOF Entities shall come into compliance with these requirements by either decreasing the signage of any Founding Sponsor of the Village having more prominent signage at the Village than the Company or increasing the signage of the Company. In no event will the Company or any of its Affiliates be required to purchase additional signage to enable the HOF Entities to comply with this Section 1.5.5.

1.6 Construction and Operation.

1.6.1 The HOF Entities shall ensure that the construction of the Village shall be performed in accordance with all applicable Laws and this Agreement. The HOF Entities shall keep the Company reasonably apprised of all decisions regarding the construction of the Village that would reasonably be expected to impact this Agreement in any material respect. The HOF Entities shall provide the Company with periodic updates regarding the schedule for completion of the Village. Nothing in this Agreement shall be deemed to provide to the Company any approval rights or decision making authority with respect to the construction of the Village.

1.6.2 The HOF Entities shall cause the Village (including all Village Branding and Advertising Signs) to be maintained and operated in a good, clean, tenantable and safe repair, order and condition. The HOF Entities shall manage and operate, or cause to be managed and operated, the Village (including all Village Branding and Advertising Signs) in compliance with all applicable Laws and the requirements of this Agreement. Without limiting the generality of the foregoing, the HOF Entities shall have the right to take such actions, including without limitation covering or not displaying any permanent or digital signage, as is reasonably necessary for the safe and orderly operation of the Village.

1.6.3 The HOF Entities agree that, in performing their obligations hereunder, there shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, creed, national origin, ancestry, sex, sexual preference/orientation, age, disability, medical condition, Acquired Immune Deficiency Syndrome (AIDS) — acquired or perceived, retaliation for having filed a discrimination complaint, or marital status, in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Village (except to the extent required by applicable Law), nor shall either HOF Entity, or any Person claiming under or through either HOF Entity, establish or permit (to the extent that it is within the HOF Entities’ control) any such practice or practices of discrimination or segregation.

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1.6.4 Each Party agrees not to commit fraud in connection with the performance of its obligations under this Agreement.

1.7 Venue Materials. Announcements and Contracts.

1.7.1 Throughout the Term, the HOF Entities shall cause any materials produced by the HOF Entities referring to the Village to refer to the Village exclusively as the Village Name and to have the Village Name and/or a Co-Branded Village Logo be included in all advertising, promotional and publicity materials produced by the HOF Entities relating to the Village to the extent that it is reasonable and customary to include the name or logo on such materials.

1.7.2 Throughout the Term, the HOF Entities shall use commercially reasonable efforts to cause all other third parties promoting, presenting or producing performances or events at the Village to refer to the Village exclusively as the Village Name and to have the Village Name and/or a Co-Branded Village Logo be included in all advertising, promotional and publicity materials relating to the Village to the extent that it is reasonable and customary to include the name or logo on such materials.

1.7.3 Throughout the Term, the HOF Entities shall use commercially reasonable efforts to cause any and all announcements relating to the Village in broadcast media to identify the Village as the Village Name.

1.8 Co-Branded Village Merchandise. The HOF Entities may produce, or have produced or manufactured by third party licensees, manufacturers or vendors, Co-Branded Village Merchandise in commercially reasonable quantities, as determined by the HOF Entities in their sole discretion. As between the Parties, and except as otherwise agreed in writing among the Parties, all expenses associated with the production, manufacture and sale of the Co-Branded Village Merchandise shall be borne by the HOF Entities, and all revenues related to the sale of the Co-Branded Village Merchandise shall be for the account and benefit of the HOF Entities. Co-Branded Village Merchandise may be sold by the HOF Entities at the Village, via the Village Websites or as otherwise determined by the HOF Entities and, without limiting the generality of the foregoing, the HOF Entities may permit third parties to sell and distribute the Co-Branded Village Merchandise through customary industry channels for such products, including gift shops, retail stores and through e-commerce channels. As between the Parties, the HOF Entities shall have the sole right to set the retail price for the Co-Branded Village Merchandise, and nothing contained herein shall prevent the HOF Entities from offering Co-Branded Village Merchandise in the form of giveaways, prizes or premiums, without charge.

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1.9 Annual Reporting. The HOF Entities, on not less than an annual basis, shall analyze and present to the Company the HOF Entities’ analysis of the Company’s sponsorship rights granted to it under this Agreement, with the information included in such presentation to (a) be both qualitative and quantitative, (b) address, without limitation, attendance metrics, brand surveys, raw and equivalent media value, earned media for the applicable year and web, digital, social, and mobile impressions and engagement and (c) be verified, to the extent reasonably practicable, by an independent third party designated by the HOF Entities and reasonably acceptable to the Company to conduct an independent study (the “Valuation Auditor”), which study shall be designed, developed and implemented as directed by the Parties or (failing agreement of the Parties with respect thereto) as reasonably determined by the Valuation Auditor consistent with industry standards. The HOF Entities, on the one hand, and the Company, on the other hand, shall bear equally the costs and expenses of engaging the Valuation Auditor; provided, however, that in the event that the aggregate costs and expenses associated therewith exceed [***] in any calendar year, the Company shall bear all of such costs and expenses in excess of [***].

1.10 Exclusivity.

1.10.1 Except as otherwise set forth in this Agreement, throughout the Term, (a) the Company shall have the exclusive right to name the Village and (b) the Company (and its Designated Subsidiaries) shall be the exclusive sponsor of the Village in the Category, including without limitation with respect to all naming rights, sponsorship, marketing, advertising, promotional and publicity rights granted for the Village and for all events held at the Village.

1.10.2 Except as otherwise set forth in this Agreement, without limiting the generality of Section 1.10.1, neither the HOF Entities nor any of their Affiliates will enter into any: (A) sponsorship, advertising or promotional relationship, (B) sponsorship, advertising or promotional agreement, or (C) sponsorship, advertising or promotional arrangement, in each case with respect to the Village and in the Category (other than with the Company or the Company’s Affiliates).

1.10.3 Except as otherwise set forth in this Agreement, without limiting the generality of Section 1.10.1, neither the HOF Entities nor any of their Affiliates shall authorize or permit any Person (other than the Company, any Person listed on Exhibit E and any of their respective Affiliates, none of whom shall be treated as an Excluded Sponsor) whose business primarily relates to the provision of goods or services in the Category (each an “Excluded Sponsor”) to advertise or promote in, upon or in association with the Village (such advertising or promotion, “Third Party Sponsorship”), including on any Village Website or other PFHOF-owned or HOFV-owned social media channels. As of the date hereof, each of the Persons listed on Exhibit F shall be deemed an Excluded Sponsor throughout the Term unless the nature of the business of such Person changes such that its business no longer is primarily related to the provision of goods or services in the Category, and no other Person shall be deemed an Excluded Sponsor as of the date hereof. In the event that the HOF Entities are uncertain as to whether a Person constitutes an Excluded Sponsor, the HOF Entities may, by written notice delivered to the Company, inquire as to whether the Company believes such Person to be an Excluded Sponsor. In the event that the Company confirms that such Person is not an Excluded Sponsor or fails to notify the HOF Entities as to whether the Company believes such Person to be an Excluded Sponsor within ten (10) business days of such written notice, such Person shall be deemed not to be an Excluded Sponsor or subject to the restrictions set forth in this Section 1.10 as of the conclusion of such ten (10) business day period and the HOF Entities shall then be free to enter into an agreement with such Person providing for Third Party Sponsorship by such Person. In the event that the Company notifies the HOF Entities within such ten (10) business day period that the Company believes such Person to be an Excluded Sponsor and the HOF Entities do not believe such Person to be an Excluded Sponsor, the Parties shall address and resolve such dispute only as follows: (i) the Parties shall first negotiate in good faith for a period of not less than thirty (30) days in an effort to agree as to whether or not such Person is an Excluded Sponsor, (ii) in the event that the Parties are unable to agree during such thirty (30) day good faith negotiation period, either Party may initiate non-binding mediation as to such issue as provided for in Section 9.8 and (iii) only in the event that resolution as to such issue is not reached within ninety (90) days of the commencement of such non-binding mediation, either Party may initiate a dispute resolution process as provided for in Section 9.8 with respect to such issue. The Parties agree that any sponsorship or naming rights agreement (“Earlier Agreement”) between the HOF Entities or any of their Affiliates, on the one hand, and any Person which is not an Excluded Sponsor as of the date of this Agreement but which is later deemed to be an Excluded Sponsor, on the other hand, shall remain in full force and effect for the remainder of the term of the Earlier Agreement (without any extension or renewal thereof unless such extension or renewal is automatic or occurs as a result of the Person exercising a renewal option that the HOF Entities or their Affiliates cannot reject), and the HOF Entities shall not be deemed in breach of this Agreement as a result of such Earlier Agreement.

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1.10.4 “Category” shall mean the subcategories identified on Exhibit G. For the avoidance of doubt, the Category shall not include any of the subcategories identified on Exhibit E. The Parties agree to meet approximately once every twelve (12) months during the Term to discuss in good faith any amendments to Exhibit E and/or Exhibit G which are necessary to reflect any material change, whether resulting from an acquisition, disposition, use of new and emerging technologies, failure to use old or obsolete technologies and/or changes in business direction, in the business of the Company and to ensure that the “Category” covers the core business of the Company, as the core business of the Company may change from time to time throughout the Term.

1.10.5 Notwithstanding anything to the contrary in this Agreement, including without limitation this Section 1.10, neither the HOF Entities nor any of their Affiliates, officers, directors, managers, employees, agents or representatives shall be restricted or prohibited from contracting with any Person, including without limitation any Excluded Sponsor, for sponsorship rights to host bona fide events, including without limitation national tours, the Youth Sports Complex and other events, at (or outside of) the Village or rights to advertise and promote itself, in the Village or otherwise, in connection with any such event. By way of example and not limitation, if an Excluded Sponsor sponsors a national tour, neither the HOF Entities nor any of their Affiliates, employees or agents shall be restricted or prohibited from contracting with that Excluded Sponsor to host such tour in the Village even if, as a result of such contract, the Excluded Sponsor would advertise and promote itself, in the Village or otherwise, in connection with the event.

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1.10.6 Notwithstanding anything to the contrary in this Agreement, including without limitation this Section 1.10, neither of the HOF Entities shall be in default under this Agreement if the Company is prohibited or otherwise prevented from receiving any benefit of and/or rights set forth on Exhibit D or if one or more Excluded Sponsors or other Person otherwise prohibited from such promotion by the terms of this Section 1.10 is able to promote such Person (or such Person’s goods or services) under limited circumstances in connection with one or more Village Events in a manner which would otherwise be in violation of the terms of this Section 1.10 as a result, in either case, of rules, regulations, restrictions, limitations, agreements, laws, ordinances, judgments, orders, decrees or requirements to the extent that either (i) the existence or the adoption of such rules, regulations, restrictions, limitations, agreements, laws, ordinances, judgments, orders, decrees or requirements was not the result of the acts or omissions of either HOF Entity or their Affiliates; (ii) the avoidance of implementation or the application of rules, regulations, restrictions, limitations, agreements, laws, ordinances, judgments, orders, decrees or requirements satisfying the requirements of (i) above is beyond the “commercially reasonable control” of the HOF Entities and their Affiliates; or (iii) the existence or adoption of such rules, regulations, restrictions, limitations, agreements, laws, ordinances, judgments, orders, decrees or requirements resulted from the affirmative actions of the HOF Entities or their Affiliates, but such affirmative actions were not within the commercially reasonable control of the HOF Entities or their Affiliates to avoid taking (rules, regulations, restrictions, limitations, agreements, laws, ordinances, judgments, orders, decrees and/or requirements that satisfy (i), (ii) or (iii) above are individually a “Permitted Restriction” and are collectively “Permitted Restrictions”). For purposes of this Agreement, the term “commercially reasonable control” shall mean the level of control exercised in the normal course of business by a similar party in a similar situation. Without limiting the scope of what may constitute Permitted Restrictions, the rights and benefits granted by the HOF Entities to the Company are subject to each of the following, each of which is and shall be deemed a Permitted Restriction:

(a) League. Conference and Governing Body Rules. Rules and regulations restricting the rights and benefits imposed by (i) leagues (e.g., the National Football League), the National Collegiate Athletic Association (“NCAA”) or NCAA conferences (e.g., the Big 10) whose teams participate in Village Events, or (ii) other governing bodies (e.g., USA Rugby) for certain events (e.g., rugby matches). It is expressly acknowledged and agreed that, by way of example and not limitation, rights of the NCAA may supersede rights of the Company under this Agreement for NCAA event advertising and logos on college football and other events.

(b) National or Regional Television or Radio Limitations. Rules and regulations imposed on the HOF Entities (or either of them) by a national or regional television network or radio station with the right to broadcast one or more of the Village Events.

(c) Local Television or Radio. Limitations imposed by local television or radio broadcasters with the right to broadcast one or more of the Village Events on local television or radio.

(d) Blackout Rights. Blackout rights or other prevention of public display required by a league, conference or other governing body, or which are otherwise required by an owner, promoter or agent of a Village Event.

(e) Village Events Not Under Control of the HOF Entities. Restrictions or limitations imposed by any owner, promoter or producer of Village Events not under the Control of the HOF Entities (or either of them).

(f) Applicable Laws. All applicable Laws.

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1.10.7 Notwithstanding anything to the contrary in this Agreement, including without limitation this Section 1.10, no Excluded Sponsor or other Person shall be restricted or prohibited from procuring or receiving any hospitality elements, including without limitation tickets and access to suites, for any Village Event or providing access to the Village or any portion thereof, including without limitation the Museum, or from visiting the Village or any portion thereof, including without limitation the Museum.

1.11 Required Approvals. The Parties shall use commercially reasonable efforts to obtain, as promptly as reasonably practicable following the date hereof, all approvals required by Law in connection with this Agreement.

ARTICLE 2

PAYMENT

2.1 Payment of Fees. The Company shall make payments to HOFV in the amounts and on the dates set forth in Exhibit H (collectively, the “Fees”). The Company shall promptly pay the Fees as and when the same shall become due and payable and, in the event of the Company’s failure to pay same when due, the HOF Entities shall have all of the rights and remedies provided for in this Agreement or, subject to the terms of this Agreement, at law or in equity in the case of nonpayment of amounts thereunder. The Company’s obligation to pay any Fees due and payable through the date of expiration or sooner termination (as applicable) shall survive the expiration or sooner termination of this Agreement (as applicable). All payments due hereunder by the Company shall be payable when due by wire transfer pursuant to instructions from HOFV. The Company acknowledges and agrees that HOFV has the right to assign the receipt of any payments payable by the Company hereunder to a Lender or other Person and the Company shall accept and act in accordance with such payment instructions from HOFV with respect to any such assignment.

2.2 Currency for Payments. All payments due hereunder shall be made in United States dollars.

ARTICLE 3

INTELLECTUAL PROPERTY

3.1 Ownership of Marks.

3.1.1 HOF Entity Marks. The Company accepts and acknowledges that the Intellectual Property owned directly or indirectly by the HOF Entities (or either of them), including but not limited to the HOF Entity Marks (which shall include the Village Logos), are Intellectual Property and important assets of the HOF Entities. The Company will not use any trademark (other than the Co-Branded Village Marks) that is confusingly similar to the HOF Entity Marks (or any of them). As between the Company and the HOF Entities, the HOF Entities (or the applicable HOF Entity) shall at all times be the sole and exclusive owner of all rights in and to the HOF Entity Marks, subject to the rights of the Company with respect to the use thereof as set forth in this Agreement. Any use by the Company of any HOF Entity Mark beyond the use expressly authorized in this Agreement requires the additional express written consent of the HOF Entities. Throughout the Term and thereafter: (i) all right, title and interest in and to the HOF Entity Marks and any derivatives thereof, including the goodwill associated therewith, shall remain vested in the HOF Entities (or the applicable HOF Entity), subject to the rights of the Company with respect to the use thereof as set forth in this Agreement, and (ii) all use of the HOF Entity Marks shall inure to the benefit of the HOF Entities (or the applicable HOF Entity). At the HOF Entities’ expense, the Company shall take such action as the HOF Entities may reasonably request to effect, perfect or confirm the HOF Entities’ (or the applicable HOF Entity’s) ownership of, and any other rights in, the HOF Entity Marks.

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3.1.2 Company Marks. The HOF Entities accept and acknowledge that the Intellectual Property owned directly or indirectly by the Company, including but not limited to the Company Marks, are Intellectual Property and important assets of the Company. The HOF Entities will not use any trademark (other than the Co-Branded Village Marks) that is confusingly similar to the Company Marks (or any of them). As between the Company and the HOF Entities, the Company shall at all times be the sole and exclusive owner of all rights in and to the Company Marks, subject to the rights of the HOF Entities with respect to the use thereof as set forth in this Agreement. Any use by the HOF Entities of any Company Mark beyond the use expressly authorized in this Agreement requires the additional express written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. Throughout the Term and thereafter: (i) all right, title and interest in and to the Company Marks and any derivatives thereof, including the goodwill associated therewith, shall remain vested in the Company, subject to the rights of the HOF Entities with respect to the use thereof as set forth in this Agreement, and (ii) all use of the Company Marks shall inure to the benefit of the Company. At the Company’s expense, the HOF Entities shall take such action as the Company may reasonably request to effect, perfect or confirm the Company’s ownership of, and any other rights in, the Company Marks.

3.1.3 Co-Branded Village Marks. The Parties acknowledge and agree that the Co-Branded Village Marks constitute composite trademarks, a constituent element of which includes wording that constitutes a discrete trademark that is owned by Company and wording and a design element that constitutes discrete trademarks that are owned by the HOF Entities (or either of them). The Parties acknowledge that nothing in this Agreement shall confer on the Company any ownership interest or other rights in or to any HOF Entity Mark, apart from any rights granted explicitly herein, nor shall this Agreement confer on the HOF Entities any ownership interest or other rights in or to any Company Mark, apart from any rights granted explicitly herein. Except as explicitly set forth herein, nothing in this Agreement shall be deemed to limit or restrict the right of the HOF Entities to use or license to any Person any HOF Entity Mark nor shall it be deemed to limit or restrict the right of the Company to use or license to any Person any Company Mark.

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3.2 The HOF Entities’ License to the Company. Subject to the terms and conditions set forth in this Agreement, the HOF Entities hereby grant to the Company a limited, non-exclusive, non-sublicensable (except to Designated Subsidiaries or as otherwise provided herein), non-assignable (except to Designated Subsidiaries or as otherwise provided herein), royalty-free license to use the HOF Entity Marks, throughout the world, in any media now known or not yet existing, solely for purposes of promoting the Company’s sponsorship of the Village throughout the Term. For purposes of clarity, the foregoing license shall expressly include use of the Village Logos as part of the Co-Branded Village Marks. Upon notice by the HOF Entities to the Company of any use not in compliance with this Section 3.2, the Company shall, as promptly as possible, withdraw any violating materials that use any HOF Entity Mark. Upon notice of any other objection by the HOF Entities to any use by the Company licensed under this Section 3.2, the Company shall work with the HOF Entities in good faith to resolve such objection promptly and to the satisfaction of the HOF Entities, including, if appropriate and practicable, withdrawal of any materials that use the HOF Entity Marks. All use of the HOF Entity Marks anywhere by the Company shall inure solely to the benefit of the HOF Entities (or the applicable HOF Entity) and to no one else. All goodwill accrued by, and due to, the Company’s use of the HOF Entity Marks anywhere shall be the sole and exclusive property of the HOF Entities (or the applicable HOF Entity). The Company shall submit to the HOF Entities for prior written approval all materials bearing any HOF Entity Mark which the Company proposes to use, and the Company shall not use any such material without the prior written approval of the HOF Entities, which shall not be unreasonably withheld. If the HOF Entities fail to respond to the Company’s submission (or resubmission) within five (5) business days of submission by the Company, then the HOF Entities shall be deemed to have approved such submitted (or resubmitted) materials. In the event the HOF Entities disapprove any of the Company’s submissions (or resubmissions), the Company shall have the right to make modifications consistent with those specified by the HOF Entities and resubmit the relevant materials to the HOF Entities for approval. Following the HOF Entities’ initial approval of such use, the Company shall have the right to use the HOF Entity Marks without further permissions so long as a subsequent use does not materially deviate from a previously approved use. The Parties acknowledge and agree that the rights pursuant to this Section 3.2 are non-exclusive and similar rights may also be provided to other Persons. Subject to the terms and conditions set forth in this Agreement, the HOF Entities hereby grant to the Company a non-exclusive, non-sublicensable (except to Designated Subsidiaries or as otherwise provided herein), non-assignable (except to Designated Subsidiaries or as otherwise provided herein), royalty-free license to use the Advertising Material/Artwork solely to the extent necessary to perform its obligations under this Agreement or as contemplated by Section 1.5.2.

3.3 Company License to the HOF Entities. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the HOF Entities a non-exclusive, non-sublicensable (except to Affiliates of the HOF Entities or as otherwise provided herein), non-assignable (except to Affiliates of the HOF Entities or as otherwise provided herein), royalty-free license to use the Company Marks throughout the world, in any media now known or not yet existing, solely (i) in connection with the operation, management, advertisement, marketing and promotion of the Village and (ii) in connection with the manufacture, sale, advertisement, marketing and promotion of Co-Branded Village Merchandise, such licensed use in (ii) subject to the approval of the Company pursuant to Section 3.3.1, not to be unreasonably withheld, conditioned or delayed. For purposes of clarity, the foregoing license shall expressly include use of the Company Marks as part of the Co-Branded Village Marks as well as in connection with the Village Domain Names and the Branded Social Media Accounts. Notwithstanding anything herein, the Company acknowledges and agrees that the Co-Branded Village Marks will be used in connection with events held at the Village, and may be used by third parties performing services in connection therewith, by third party sponsors of the Village and third party manufacturers, suppliers and licensees of Co-Branded Village Merchandise and that the HOF Entities are hereby authorized to grant to third parties the right to use the Co-Branded Village Marks in connection with (i) events held at the Village, (ii) performance of services in connection with events held at the Village, (iii) third party sponsorship of the Village and (iv) subject to Section 3.3.1, third party manufacture, supply and license of the Co-Branded Village Merchandise, in each case subject to an agreement that incorporates the limitations which apply to use thereof by the HOF Entities. Upon notice by the Company to the HOF Entities of any use not in compliance with this Section 3.3, the HOF Entities shall, as promptly as possible withdraw or make commercially reasonable efforts to cause to be withdrawn any violating materials that use the Company Marks. All use of the Company Marks anywhere by the HOF Entities shall inure solely to the benefit of the Company and to no one else. All goodwill accrued by, and due to, the HOF Entities’ use of the Company Marks anywhere shall be the sole and exclusive property of the Company.

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3.3.1 Trademark Approval and Other IP Approvals. The HOF Entities shall submit to the Company for prior written approval all samples of materials that the HOF Entities receive for approval from third party manufacturers, suppliers and licensees of Co-Branded Village Merchandise. If the Company fails to respond to the HOF Entities’ submission (or resubmission) within five (5) business days of submission by the HOF Entities, then the Company shall be deemed to have approved such submitted (or resubmitted) materials. In the event the Company disapproves any of the HOF Entities’ submissions (or resubmissions), the HOF Entities shall have the right to make modifications consistent with those specified by the Company and resubmit the relevant materials to the Company for approval. Following the Company’s initial approval of such use or proposed Co-Branded Village Merchandise, the HOF Entities shall have the right to use the Co-Branded Village Marks in connection with Co-Branded Village Merchandise without further permissions so long as a subsequent use does not materially deviate from a previously approved use and such use is consistent with the “style guide” attached hereto as Exhibit L.

3.3.2 For the avoidance of doubt, and except as otherwise expressly set forth herein, (a) the Company shall not have the right to use any trademarks, copyright protected materials or other intellectual property owned by the HOF Entities (or either HOF Entity) without the prior written consent of the HOF Entities (or the applicable HOF Entity) and (b) neither HOF Entity shall have the right to use any trademarks, copyright protected materials or other intellectual property owned by the Company without the prior written consent of the Company.

3.4 Registration and Protection of the Co-Branded Village Marks.

3.4.1 Domestic Registration and Protection of Certain Marks. Throughout the Term, the Company shall, at its expense, use commercially reasonable efforts to obtain and maintain in its own name trademark registrations for the JOHNSON CONTROLS mark with the United States Patent and Trademark Office, for goods and services as may be determined by the Parties. Throughout the Term, an HOF Entity shall, at its expense, use commercially reasonable efforts to obtain and maintain in its own name trademark registrations for the Village Logo(s) and/or HALL OF FAME VILLAGE and/or PRO FOOTBALL HALL OF FAME VILLAGE marks with the United States Patent and Trademark Office, for goods and services as may be determined by the Parties. Each Party acknowledges and agrees that no other Party makes any warranty or representation on its ability to successfully register or maintain any registration hereunder. Each Party also agrees to provide reasonable assistance to the other Parties, at the requesting Party’s sole expense, in protecting, obtaining and/or maintaining applications for registration or registrations pursuant to this Section 3.4.1.

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3.4.2 International Registration and Protection of Certain Marks. Throughout the Term, the Company shall, at its expense, use commercially reasonable efforts to obtain and maintain in its own name trademark registrations for the JOHNSON CONTROLS mark for goods and services as may be determined by the Parties, in jurisdictions that may be agreed upon by the Parties. Throughout the Term, an HOF Entity shall, at its expense, use commercially reasonable efforts to obtain and maintain in its own name trademark registrations for the Village Logo(s) and/or HALL OF FAME VILLAGE and/or PRO FOOTBALL HALL OF FAME VILLAGE marks for goods and services as may be determined by the Parties, in jurisdictions that may be agreed upon by the Parties. Each Party acknowledges and agrees that no other Party makes any warranty or representation on its ability to successfully register or maintain any registration hereunder. Each Party also agrees to provide reasonable assistance to the other Parties, at the requesting Party’s sole expense, in protecting, obtaining and/or maintaining applications for registration or registrations pursuant to this Section 3.4.2.

3.4.3 Restrictions on Registration of and Challenge to the Co-Branded Village Marks, Company Marks and HOF Entity Marks. The Parties agree that neither the HOF Entities (in the case of (b) and (c), with respect to the Company Marks) nor the Company (in the case of (b) and (c), with respect to the HOF Entity Marks) shall, during the Term or at any time thereafter, (a) make application for or aid or abet others to seek trademark registration for any Co-Branded Village Mark, (b) make application for or aid or abet others (except to aid the Company or the HOF Entities, as the case may be) to seek trademark registrations or recordings of trade names or company names in any state within the United States, in the United States Patent and Trademark Office or other United States governmental agencies or in any foreign country of, or claim, directly or indirectly, any right, title or interest in or to, any Company Mark or HOF Entity Mark, respectively, or variations thereof; or (c) directly or indirectly challenge or assist any Person in challenging, in any jurisdiction, or take any other action adverse to, (i) the Company’s or the HOF Entities’ (or the applicable HOF Entity’s) exclusive right, title and/or interest in and to the Company Marks or the HOF Entity Marks, respectively, or (ii) the validity or enforceability of the Company Marks or the HOF Entity Marks, respectively, or any applications or registrations therefor.

3.5 Policing and Enforcement of Co-Branded Village Marks, Company Marks and HOF Entity Marks. The Company shall have the exclusive right to control all aspects of policing and enforcement of the Company Marks. The HOF Entities shall have the exclusive right to control all aspects of policing and enforcement of the HOF Entity Marks (including the Village Logo). If any Party discovers any third-party uses of marks that potentially infringe, dilute or tarnish the Co-Branded Village Marks (or any of them), it shall promptly notify the other Parties of all known particulars, and the Parties shall proceed as follows:

3.5.1 The HOF Entities shall have the primary right with respect to enforcement of rights to the Co-Branded Village Marks, and any decision whether or not to take any enforcement action in any case shall, except as otherwise set forth in Section 3.5, lie exclusively and at the sole discretion of the HOF Entities. The HOF Entities shall have the exclusive right to issue any cease and desist, demand or similar letters to any third party infringers or violators of the Co-Branded Village Marks, and (except as set forth in Section 3.5.3) the Company shall not issue any such letters or other threats or demands without the prior written consent of the HOF Entities.

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3.5.2 In the event that the HOF Entities (or either of them) institutes a legal proceeding or similar action to enforce its (or their) rights in any of the Co-Branded Village Marks, it (or they) may do so in its (or their) own name, with the choice of counsel and control of the action, and with all expenses therefor, lying exclusively with the HOF Entities. To the extent that the Company is a necessary party in order for the HOF Entities to have standing to bring such legal proceedings, the Company agrees to join the legal proceedings as a party and to comply with any reasonable instructions provided by the HOF Entities in connection with the HOF Entities’ control of the action. Any economic or other benefit obtained in such action shall be retained by the HOF Entities. In the event of any such enforcement action by the HOF Entities (or either of them), the HOF Entities (or the applicable HOF Entity) shall confer with the Company regularly regarding the progress of the action, and the Company shall, at the HOF Entities’ expense, cooperate fully and in good faith in the conduct of such action, including by way of example, the furnishing of documents or witnesses. In addition, the Company may, at its own expense and upon execution of an appropriate joint defense agreement, participate in such litigation in a subordinate role, including attending depositions, court events and meetings (including settlement negotiations), assisting in the drafting of pleadings and briefs, and consulting with the HOF Entities (or the applicable HOF Entity) on strategy and tactics, provided that the Company will not be allowed to participate in any court event or meeting or in any other manner related to the Co-Branded Village Marks (or any of them) if such participation is not allowed under any applicable Law. The HOF Entities shall, prior to filing any lawsuits related to the Co-Branded Village Marks (or any of them), consider in good faith any input on strategy and tactics offered by the Company, but the Parties understand and agree that at all times ultimate control of any litigation not filed under Section 3.5.3 herein shall remain exclusively with the HOF Entities.

3.5.3 In the event that neither HOF Entity decides to institute enforcement actions (which may include cease and desist letters or other formal demands) against such an adverse use for a period of thirty (30) days after notification of such adverse use from the Company, the Company may initiate and prosecute enforcement actions (including cease and desist letters and legal proceedings) in its own name, with the choice of counsel and control of the action, and with all expenses therefor, lying exclusively with the Company (subject to the last sentence of this Section 3.5.3). To the extent that an HOF Entity is a necessary party in order for the Company to have standing to bring such legal proceedings, the HOF Entities agree to join the legal proceeding as a party and to comply with any reasonable instructions provided by the Company in connection with the Company’s control of the action. Any economic or other benefit obtained in such action shall be retained by the Company. In the event of any such enforcement action by the Company, the Company shall confer with the HOF Entities regularly regarding the progress of the action, and the HOF Entities shall, at the expense of the Company, cooperate fully and in good faith in the conduct of such action, including by way of example, the furnishing of documents or witnesses. In addition, the HOF Entities may, at their own expense and upon execution of an appropriate joint defense agreement, participate in such litigation in a subordinate role, including attending depositions, court events and meetings (including settlement negotiations), assisting in the drafting of pleadings and briefs, and consulting with the Company on strategy and tactics, provided that the HOF Entities will not be allowed to participate in any court event or meeting or in any other manner related to the Co-Branded Village Marks (or any of them) if such participation is not allowed under any applicable Law. The Company shall, prior to filing any lawsuits related to the Co-Branded Village Marks (or any of them), attend to and consider in good faith any input on strategy and tactics offered by the HOF Entities, but the Parties understand and agree that at all times ultimate control of any litigation filed by the Company under this Section 3.5.3 shall remain exclusively with the Company.

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3.5.4 Nothing herein shall preclude the Parties from bringing any enforcement action jointly, if they so choose, all expenses and benefits thereof being shared equally (i.e., 50% by the Company, on the one hand, and 50% by the HOF Entities, on the other hand), or as otherwise agreed to, by the Parties. Notwithstanding anything in this Section 3.5 to the contrary, no Party shall settle any proceeding or litigation described in this Section 3.5 without the other Parties’ prior written consent. Each Party shall also ensure that each other Party is allowed full disclosure of all relevant settlement terms and conditions in any settlement agreement.

3.6 Domain Names; Social Media Accounts.

3.6.1 Domain Names. The Parties agree that the HOF Entities (or one of them) shall, at their expense, obtain, register and, at their sole discretion, maintain the domain names listed on Exhibit I (“Village Domain Names”). All Village Domain Names shall be registered by and in the name of the HOF Entities (or one of them) on behalf of and for the benefit of the Company and shall remain registered in such manner throughout the Term. Throughout the Term, the HOF Entities shall, as between the Parties, be exclusively responsible for the design, content, hosting, operation, maintenance and support of, and all transactions conducted via, any website at the Village Domain Names (each a “Village Website”), and shall pay all costs and expenses relating thereto. As between the Parties, except as otherwise set forth herein, the HOF Entities (or the appropriate HOF Entity) will own all rights in the content of any Village Website, other than any content provided by the Company, and the Company hereby provides the HOF Entities a non-exclusive, paid-up license to use all such content. The HOF Entities will operate, or cause to be operated, each Village Website, each of which shall feature the Company brand and include a Co-Branded Village Mark. The HOF Entities shall determine, in their reasonable discretion, the initial design, functionality, aesthetic and content of any Village Website and any material changes thereto, but will take into consideration the Company’s requests and preferences in this regard; provided that in the event the Company notifies the HOF Entities that it objects, in its reasonable discretion, to any design or content on a Village Website, then the HOF Entities shall promptly remove or modify, or cause to be removed or modified, such design or content and the Parties shall work in good faith on the design, functionality and aesthetics of the Village Website in an effort for mutually agreed upon quality.

3.6.2 Social Media Accounts. The Parties agree that the HOF Entities (or one of them) shall, at their expense, obtain, register and, at their sole discretion, maintain one or more social media and other online accounts and profiles for the purpose of promoting or marketing the Village or similar business purposes featuring or displaying the Co-Branded Village Marks or derivatives thereof (“Branded Social Media Accounts”). All Branded Social Media Accounts shall be registered in the name of the HOF Entities (or one of them) on behalf of and for the benefit of the Company and shall remain registered in such manner throughout the Term. Throughout the Term, the HOF Entities shall, as between the Parties, be exclusively responsible for the design, content, hosting, operation, maintenance and support of, and all transactions conducted via, any Branded Social Media Accounts and shall pay all costs and expenses relating thereto. As between the Parties, except as otherwise set forth herein, the HOF Entities (or the appropriate HOF Entity) will own all rights in the content of any Branded Social Media Accounts, other than any content provided by the Company, and the Company hereby provides the HOF Entities a non-exclusive, paid-up license to use all such content. The HOF Entities will operate, or cause to be operated, each Branded Social Media Account, which shall include a Co-Branded Village Mark. The HOF Entities shall determine, in their reasonable discretion, the initial design, functionality, aesthetic and content of any Branded Social Media Accounts and any material changes thereto, but will take into consideration the Company’s requests and preferences in this regard; provided that in the event the Company notifies the HOF Entities that it objects, in its reasonable discretion, to any design or content on a Branded Social Media Account, then the HOF Entities shall promptly remove or modify, or cause to be removed or modified, such design or content and the Parties shall work in good faith on the design, functionality and aesthetics of the Branded Social Media Accounts in an effort for mutually agreed upon quality. The Company agrees that it will not create, develop or maintain any Branded Social Media Accounts without the express prior authorization of the HOF Entities.

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3.7 Quality Standards.

3.7.1 Style Guides. All use, promotions, marketing and advertising under, in connection with, and/or associated with the HOF Entity Marks by the Company or a permitted designee shall be conducted in accordance with the standards, rules and procedures set by the HOF Entities as set forth in the “style guide” attached hereto as Exhibit J. All use, promotions, marketing and advertising under, in connection with, and/or associated with the Company Marks by the HOF Entities or a permitted designee shall be conducted in accordance with the standards, rules and procedures set by the Company as set forth in the “style guide” attached hereto as Exhibit K. All use, promotions, marketing and advertising under, in connection with, and/or associated with the Co-Branded Village Marks by the Parties or a permitted designee shall be conducted in accordance with the standards, rules and procedures as set forth in the “style guide” attached hereto as Exhibit L. In the event that such “style guide” is not finalized as of the date hereof, the Parties shall work together in good faith to finalize such “style guide” (which shall be reasonably acceptable to each of the Parties) as promptly as reasonably practicable, which “style guide” shall be attached hereto as Exhibit L once it has been finalized and approved by the Parties.

3.7.2 Products. The HOF Entities agree that (a) all Co-Branded Village Merchandise shall be of good quality and free of defects in design, material and workmanship and shall be suitable for their intended purpose, (b) no injurious, poisonous, deleterious or toxic substance, material, paint or dye will be used in or on the Co-Branded Village Merchandise; and (c) the Co-Branded Village Merchandise will be manufactured, packaged, marketed, sold and distributed in compliance with all applicable Laws and the then-prevailing industry standards.

3.7.3 Advertising. Each Party agrees that it shall not use or authorize the use of any Company Mark, HOF Entity Mark or Co-Branded Village Mark in any manner that is contrary to public morals, deceptive, or defamatory, or that could reasonably be expected to reflect unfavorably on the good name, goodwill, reputation and/or image of any Party or the Village.

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3.8 Restrictions on Use of “Gold Jacket”. In the event that the Company or any of its Affiliates desires to use the term “Gold Jacket,” whether in connection with any advertising, marketing, media or promotional activities or otherwise, including without limitation in connection with any media, marketing or communications materials or collateral, any such use shall be subject to the prior written approval of PFHOF. The Parties acknowledge and agree that nothing in this Agreement shall be deemed a grant by either HOF Entity of any rights in or to the term “Gold Jacket.”

3.9 Trademark Notices. Each Party shall comply with the other Parties’ reasonable requests to include appropriate trademark legends, copyright notices and photography credits with respect to any materials provided by one Party to any other.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

4.1 Mutual Warranties. Each Party represents and warrants to the other Parties that (a) this Agreement has been duly authorized, executed and delivered by such Party, (b) such Party has the full power and authority and is free to enter into this Agreement and to perform its obligations hereunder, (c) such Party is in good standing under the laws of its state of formation, (d) this Agreement constitutes such Party’s valid and binding obligation, enforceable in accordance with its terms (except to the extent enforceability is limited by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity), (e) except as otherwise set forth herein, no consent of a third party is necessary to execute, deliver and perform such Party’s obligations under this Agreement and (f) except as otherwise set forth herein, the making of this Agreement and the performance of such Party’s obligations hereunder do not violate any agreement, right or obligation existing between such Party and any other third party.

4.2 Company Warranties. The Company represents and warrants to the HOF Entities that (a) the Company owns all right, title and interest in and to the Company Marks, free and clear of any liens, claims or encumbrances, (b) the Company has the right and authority to license to the HOF Entities the rights to use any Company Marks, as expressly authorized in this Agreement, and the Company has not granted any rights in such Company Marks to any third party which conflict with the rights licensed hereunder, (c) the HOF Entities’ use of the Company Marks, as authorized herein, shall not require the payment by the HOF Entities (or either of them) of any fees, royalties or other payment of any kind, or the grant by the HOF Entities (or either of them) of any right or interest, to any third party, (d) no Company Mark infringes or will infringe the copyright, trademark or other rights of any third party, (e) there is no litigation, action or other proceeding pending or threatened against the Company or any of its assets, properties or rights that relates to this Agreement or would reasonably be expected to impair, restrict or prohibit the Company’s ability to perform its obligations hereunder and (f) except for IdeaQuest LLC (whose fees related to this Agreement shall be paid by the Company), the Company has not dealt with or engaged, directly or indirectly, any brokers, finders, consultants or like agents who will be entitled to any fees in connection with this Agreement.

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4.3 The HOF Entity Warranties. The HOF Entities represent and warrant to the Company that (a) the HOF Entities (or an HOF Entity) owns all right, title and interest in and to the HOF Entity Marks free and clear of any liens, claims or encumbrances, (b) the HOF Entities (or an HOF Entity) has the right and authority to license to the Company the rights to use the HOF Entity Marks as expressly authorized in this Agreement, and neither HOF Entity has granted any rights in such HOF Entity Marks to any third party which conflict with the rights licensed hereunder, (c) the Company’s use of the HOF Entity Marks, as authorized herein, shall not require the payment by the Company of any fees, royalties or other payment of any kind, or the grant by the Company of any right or interest, to any third party, (d) no HOF Entity Mark infringes the copyright, trademark or other rights of any third party, (e) there is no litigation, action or other proceeding pending or threatened against the HOF Entities (or either of them) or any of their respective assets, properties or rights that relates to this Agreement or would reasonably be expected to impair, restrict or prohibit the HOF Entities’ ability to perform their respective obligations hereunder and (f) except for Premier Partnerships and TSAV (whose fees related to this Agreement shall be paid by the HOF Entities), neither HOF Entity has dealt with or engaged, directly or indirectly, any brokers, finders, consultants or like agents who will be entitled to any fees in connection with this Agreement.

4.4 Indemnification.

4.4.1 The HOF Entities shall indemnify, defend and hold the Company (and the Company’s Affiliates and the officers, directors, shareholders, agents, employees and representatives of the Company or any of the Company’s Affiliates) harmless from and against all claims, liabilities, damages, demands, costs, fees, fines, penalties, other expenses, suits, proceedings, actions and causes of action of any and every kind and nature (including reasonable attorneys’ fees) incurred or to be incurred by the indemnified party (collectively, “Claims”) arising out of, in connection with or as a result of (a) a breach by the HOF Entities (or either of them) of their representations, warranties or covenants under this Agreement or (b) the use by the Company or any of the Designated Subsidiaries of the HOF Entity Marks as authorized herein (including with respect to the infringement or alleged infringement of any third party intellectual property). In no event shall the HOF Entities’ indemnification or hold harmless obligations in this Agreement be construed as requiring the HOF Entities (or either of them) to indemnify or hold harmless the Company or any other Person for any damages or injuries to the extent caused by the negligence or willful misconduct of the Company or such other Person or their respective officers, directors, shareholders, agents, employees or representatives.

4.4.2 The Company shall indemnify, defend and hold the HOF Entities (and their Affiliates and the officers, directors, managers, equityholders, agents, employees and representatives of the HOF Entities or any of their Affiliates) harmless from and against all Claims arising out of, in connection with or as a result of (a) a breach by the Company of its representations, warranties or covenants under this Agreement or (b) the use by the HOF Entities (or either of them) of the Company Marks, as authorized herein (including with respect to the infringement or alleged infringement of any third party intellectual property). In no event shall the Company’s indemnification or hold harmless obligations in this Agreement be construed as requiring the Company to indemnify or hold harmless the HOF Entities (or either of them) or any other Person for any damages or injuries to the extent caused by the negligence or willful misconduct of the HOF Entities (or either of them) or such other Person or their respective officers, directors, managers, equityholders, agents, employees or representatives.

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4.4.3 Any Party asserting any claim to indemnification under this Section 4.4 (the Company, on the one hand, or the HOF Entities, on the other hand, as applicable, the “Indemnified Party”) shall promptly notify the other Party (the HOF Entities, on the one hand, or the Company, on the other hand, as applicable, the “Indemnifying Party”) of such claim, provided that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its indemnification obligations to the extent, if at all, that it is prejudiced by reason of such delay or failure. Except as otherwise set forth in ARTICLE 3, if an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Party) (“Third Person”), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within twenty (20) days of its receipt of the notice contemplated by the first sentence of this Section 4.4.3 and using counsel reasonably satisfactory to the Indemnified Party, to investigate, defend, contest or settle the claim alleged by such Third Person (a “Third Person Claim”). The Indemnified Party may thereafter participate in (but not control) the defense and/or settlement of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. In the event the Indemnifying Party fails to timely provide notice of its exercise of control of the defense and/or settlement of such Third Party Claim, the Indemnified Party shall have the right, at its option, to assume and control defense and/or settlement of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense and/or settlement thereof and the Indemnifying Party may participate in (but not control) the defense and/or settlement of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

ARTICLE 5

INSURANCE

5.1 Throughout the Term, the HOF Entities shall maintain in full force and effect Commercial General Liability Insurance with commercially reasonable limits and terms and conditions, but in any event, not less than the greater of (x) One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate in Commercial General Liability Insurance and (y) those limits and terms and conditions required by applicable Law, which insurance shall (a) contain broad form contractual liability endorsement, (b) insure against claims for bodily injury (including death), property damage, personal injury and advertising injury, (c) name as additional insureds each of the Persons listed on Exhibit M-1 hereto, (d) provide that it may not be canceled, terminated, reduced, materially changed, or allowed to expire without renewal unless at least thirty (30) days advance notice has been given to the Company, (e) be written by one or more insurers that have a policyholder’s rating of not less than A VIII in the most current edition of Best’s Rating Guide, and (f) if available, upon commercially reasonable terms, contain a waiver of the insurer’s rights of subrogation. Such liability insurance shall be primary to the Company’s insurance. The limits of such insurance shall not limit the liability of the Parties. Upon the date hereof and thereafter upon written request, the HOF Entities shall furnish the Company with a current certificate of insurance. Upon written request by the Company in the event of a dispute about the applicability of coverage to a specific loss or claim, the HOF Entities shall provide a copy of their insurance policy within 30 days of the Company’s request; provided, however, that the HOF Entities shall be permitted to redact proprietary business information from such copy before providing the same to the Company.

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5.2 Throughout the Term, the Company shall maintain in full force and effect insurance policies with commercially reasonable limits and terms and conditions covering the Company’s obligations under this Agreement, but in any event, not less than such insurance coverage as is required by applicable Law, which insurance shall (a) contain broad form contractual liability endorsement, (b) insure against claims for bodily injury (including death), property damage, personal injury and advertising injury, (c) name as additional insureds each of the Persons listed on Exhibit M-2 hereto, (d) provide that it may not be canceled, terminated, reduced, materially changed, or allowed to expire without renewal unless at least thirty (30) days advance notice has been given to the HOF Entities, (e) be written by one or more insurers that have a policyholder’s rating of not less than A VIII in the most current edition of Best’s Rating Guide, and (f) if available, upon commercially reasonable terms, contain a waiver of the insurer’s rights of subrogation. Such liability insurance shall be excess to the HOF Entities’ insurance. The limits of such insurance shall not limit the liability of the Parties. Upon the date hereof and thereafter upon written request, the Company shall furnish the HOF Entities with a current certificate of insurance. Upon written request by the HOF Entities in the event of a dispute about the applicability of coverage to a specific loss or claim, the Company shall provide a copy of its insurance policy within 30 days of the HOF Entities’ request; provided, however, that the Company shall be permitted to redact proprietary business information from such copy before providing the same to the HOF Entities. Nothing in this Section 5.2 shall be deemed to reduce or eliminate any obligation of the Company with respect to insurance under the Design Assist Services Agreement.

ARTICLE 6

TERM OF AGREEMENT

6.1 Term. Subject to Section 9.11, the term of this Agreement shall commence on the date hereof and shall expire, without the need for notice or further action from either Party, on December 31, 2034 (the “Expiration Date”), unless terminated earlier in accordance with the terms of this Agreement or extended pursuant to Section 9.11 or otherwise as provided for in this Agreement, (the term of this Agreement, as the same shall expire or be terminated or extended in accordance with the provisions of this Agreement, the “Term”). Except as otherwise expressly provided herein, the rights granted to, and the obligations imposed on, any Party hereto under this Agreement shall be effective and enforceable during the Term only.

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ARTICLE 7

TERMINATION

7.1 The HOF Entities’ Termination Rights. The HOF Entities may terminate this Agreement by delivering written notice to the Company in accordance herewith in the event that:

7.1.1 The Company materially breaches any of its material covenants or agreements hereunder, including without limitation any failure by the Company to pay when due any material amount due hereunder, which material breach remains uncured for sixty (60) days after the Company’s receipt of written notice of such breach from the HOF Entities; provided, however, that as long as the Company is diligently attempting to cure such breach (if curable), such sixty (60) day cure period shall be extended by an additional period, not to exceed 60 days, as may be required to cure such breach; and/or

7.1.2 The construction of the Village is not Substantially Completed on or before December 31, 2021.

7.2 The Company’s Termination Rights. The Company may terminate this Agreement by delivering written notice to the HOF Entities in accordance herewith in the event that:

7.2.1 The HOF Entities (or either of them) materially breach any of their material covenants or agreements hereunder, which material breach remains uncured for sixty (60) days after the HOF Entities’ receipt of written notice of such breach from the Company; provided, however, that as long as the HOF Entities (or either of them) are diligently attempting to cure such breach (if curable), such sixty (60) day cure period shall be extended by an additional period, not to exceed 60 days, as may be required to cure such breach; and/or

7.2.2 The construction of the Village is not Substantially Completed on or before December 31, 2021.

7.3 Effect of Termination. At the end of the Term, or upon any sooner termination of this Agreement:

7.3.1 In the case of expiration of the Term on the Expiration Date, and except as set forth in Section 7.3.3 or 7.3.4, the HOF Entities shall have the right to continue to use the Co-Branded Village Marks, in typed or any then-current stylized form, without alteration, for a period not to exceed three months. For purposes of such transitional use of the Co-Branded Village Marks at the end of the Term, the quality control provisions set forth in Section 3.7 shall survive expiration of this Agreement. After expiration of the transitional period provided in this Section 7.3.1, the HOF Entities shall have no right to use the Co-Branded Village Marks, except as set forth in Section 7.3.3 or 7.3.4.

7.3.2 In the case of a termination of this Agreement prior to the Expiration Date, and except as set forth in Section 7.3.3 or 7.3.4, the HOF Entities shall have the right to continue to use the Co-Branded Village Marks, in typed or any then-current stylized form, without alteration, for a period not to exceed six months. For purposes of such transitional use of the Co-Branded Village Marks, the quality control provisions set forth in Section 3.7 shall survive termination of this Agreement. After expiration of the transitional period provided in this Section 7.3.2, the HOF Entities shall have no right to use the Co-Branded Village Marks, except as set forth in Section 7.3.3 or 7.3.4.

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7.3.3 The Parties may use the Co-Branded Village Marks indefinitely after the Term for informational, archival and historical reference purposes including for (i) retrospective or commemorative events taking place at the Village and (ii) the preparation, publication, sale or distribution of any material (including any literary, photographic, video, digital or any other works) that discuss or otherwise depict the Village (including the depiction by the HOF Entities of any events that took place at the Village) and its history.

7.3.4 Notwithstanding anything to the contrary in this Agreement, the HOF Entities shall be free to market and sell or otherwise dispose of then-existing inventory containing the Co-Branded Village Marks until all of such inventory has been depleted; provided, however, that the HOF Entities’ rights to sell any such inventory containing the Co-Branded Village Marks shall expire 9 months after the expiration or termination of the Term.

7.3.5 Except as otherwise set forth in this Section 7.3, no Party shall have the right to use the Co-Branded Village Marks, any confusingly similar marks (excluding any parts thereof that constitute marks owned by such Party which are not Co-Branded Village Marks) after the Term.

7.3.6 In the event this Agreement expires upon the Expiration Date or upon the termination of this Agreement pursuant to Section 7.1.2, 7.2.1 or 7.2.2, the HOF Entities shall bear all costs and expenses associated with the removal and destruction of the Co-Branded Village Marks from the Village and collateral and marketing materials. Upon the termination of this Agreement pursuant to Section 7.1.1, the Company shall bear all costs and expenses associated with the removal and destruction of the Co-Branded Village Marks from the Village and collateral and marketing materials.

7.3.7 Upon termination or expiration of this Agreement (but following any transitional period provided for in Sections 7.3.1, 7.3.2 or 7.3.4), the HOF Entities shall promptly inactivate any Village Domain Names and Branded Social Media Accounts. For a period of one year following the termination or expiration of this Agreement (but following any transitional period provided for in Sections 7.3.1, 7.3.2 or 7.3.4)), the HOF Entities shall maintain all registrations for any such (inactive) Village Domain Names and (inactive) Branded Social Media Accounts and, after expiration of the one year period, shall cancel any such registrations with the appropriate registrars and social media providers. Thereafter, no Party may register or use any of the Village Domain Names or Branded Social Media Accounts.

7.3.8 Upon termination of this Agreement for any reason, (i) the Company will thereafter have no right to use in any manner any Intellectual Property of either HOF Entity and (ii) neither HOF Entity will thereafter have any right to use in any manner any Intellectual Property of the Company, in each case except as set forth in this Agreement.

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7.4 Survival. Without limiting any provisions of this Agreement which, by their express terms, survive expiration or termination of this Agreement, the following articles and sections shall survive any termination or expiration of this Agreement: ARTICLE 9 (other than Section 9.11), Exhibit B, and Sections 3.1, 4.4 (with respect to any matters or occurrences taking place prior to termination), 7.3 and 7.4 along with any other section which by its nature would be intended to survive such termination or expiration.

ARTICLE 8

FINANCING PROVISIONS

8.1 Notice and Right to Cure HOF Entity Defaults.

8.1.1 If the Company receives a written notice complying with Section 9.2 of this Agreement signed by a HOF Entity and a Lender identifying such Lender (a “Notifying Lender”) as holding a security interest in this Agreement or the project that is the subject of this Agreement, the Company shall give to each Notifying Lender, at the address of the Notifying Lender stated in the notice given by the Notifying Lender and a HOF Entity to the Company, and otherwise in the manner pursuant to the provisions of Section 9.2 hereof, a copy of each notice given under Section 7.2 (“Default Notice”) at the same time as it gives a Default Notice to the HOF Entities, and the Company shall not exercise its right to terminate this Agreement under Section 7.2 unless and until the Company shall have given to each Notifying Lender notice and time to cure in accordance with this Section 8.1. The initial written notice by a HOF Entity and a Notifying Lender shall specifically identify this Agreement by name and execution date, and specifically reference that the notice is provided under Section 8.1.1 of this Agreement.

8.1.2 Each Notifying Lender shall, in the case of any default by the HOF Entities (or either of them) under this Agreement, have a concurrent period of thirty (30) days more than is given the HOF Entities, under the provisions of this Agreement, to cure such default or cause it to be cured or to proceed under Section 8.1.4(ii).

(i) In the event a Notifying Lender elects to proceed under Section 8.1.4(ii), such Lender shall provide the Company with written notice of such election complying with Section 9.2 of this Agreement. Such written notice shall specifically identify this Agreement by name and execution date, and specifically reference that the notice is provided under Section 8.1.2(i) of this Agreement. The Company shall have the right, exercisable in its sole discretion within forty-five (45) days of receipt of such written notice, to terminate this Agreement and/or to take any other action it deems appropriate by reason of any default or “event of default” hereunder which occurred prior to the Company’s delivery of notice of the termination of this Agreement.

(ii) At any time after commencing to proceed in the manner described in Section 8.1.4(ii), a Notifying Lender may notify the Company, in writing, that it has relinquished possession of the Village or that it will not institute foreclosure proceedings or, if such proceedings shall have been commenced, that it has discontinued such proceedings, and, in either event the Notifying Lender shall have no liability in connection therewith from and after the date on which it delivers notice to the Company. Thereupon, the Company shall have the unrestricted right to terminate this Agreement and to take any other action it deems appropriate by reason of any default or “event of default” hereunder which occurred prior to or after the Company’s delivery of notice of the termination of this Agreement.

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8.1.3 The Company shall not object to performance by the Notifying Lender of any covenant, condition or agreement on the HOF Entities’ part (or either HOF Entity’s part) to be performed hereunder, with the same force and effect as though performed by the HOF Entities.

8.1.4

(i) No default by the HOF Entities (or either of them) shall be deemed to have occurred if, within the period set forth in Section 8.1.2, any such default shall in fact be cured by a Notifying Lender.

(ii) In the case of a default where possession of the Village is required in order to cure such default, the Notifying Lender may proceed promptly to institute foreclosure proceedings, and prosecute the foreclosure proceedings in good faith and with reasonable diligence to obtain possession of the Village and, upon obtaining possession of the Village, promptly commence to cure the default and prosecute such cure to completion with reasonable diligence, provided, that, in the event such cure is not completed on or before 120 days after the date of such default, the Company’s payment obligations under Section 2.1 of this Agreement shall be suspended until such date as the Notifying Lender completes such cure or such default is otherwise cured (and upon such cure the Company shall promptly pay to the Notifying Lender all amounts payable by the Company under Section 2.1 of this Agreement for the period in which the Company’s payment obligations under Section 2.1 of this Agreement were suspended). This Section 8.1.4(ii) is subject to the Company’s termination right and right to take any other action it deems appropriate by reason of any default or “event of default” hereunder which occurred prior to or after the Company’s delivery of notice of the termination as more particularly set forth in Section 8.1.2(i). For purposes of this Article 8, the failure of the construction of the Village to be Substantially Completed on or before December 31, 2021 shall not be deemed curable.

8.2 Execution of New Agreement.

8.2.1 If this Agreement is terminated pursuant to Section 7.2 or otherwise and the Notifying Lender has not had the opportunity to cure set forth in Section 8.1, and the default leading to such termination is curable, the Company shall give prompt notice thereof to each Notifying Lender. Such notice shall set forth in reasonable detail a description of all defaults, to the actual knowledge of the Company, in existence at the time the Agreement was terminated by the Company.

8.2.2 If, within thirty (30) days of the notice referred to in Section 8.2.1, a Notifying Lender shall request a new agreement (which shall take the form of a direct agreement between the Company and a Lender or its designee), then within thirty (30) days after the Company shall have received such request, the Company shall enter into good faith negotiations with the Notifying Lender to enter into a new agreement for the Village for the remainder of the term with such Notifying Lender or its designee, which new agreement shall contain all of the covenants, conditions, limitations and agreements contained in this Agreement.

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8.2.3 The Company shall not be obligated to enter into a new agreement with a Notifying Lender or its designee pursuant to Section 8.2.2 unless the Notifying Lender, shall promptly after receipt from the Company of a statement of the default required to be cured, cure all defaults then existing under this Agreement.

8.2.4 The execution of a new agreement shall not constitute a waiver of any default existing immediately before termination of this Agreement.

8.3 Modifications. If, in connection with obtaining financing, a Notifying Lender shall request reasonable modifications in this Agreement as a condition to such financing, the Company shall not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of the Company hereunder or decrease the Company’s rights and remedies hereunder other than to a de minimis extent, and provided further that any attorneys’ fees and disbursements reasonably incurred by the Company in connection with such modifications to the Agreement shall be paid by the HOF Entities.

8.4 Estoppel Certificates. The Parties hereby agree, at any time and from time to time, upon not less than ten (10) business days’ prior notice from any other Party, to execute, acknowledge and deliver to the other Parties, a statement in writing addressed to such Party certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fees and other charges have been paid, stating whether or not to the actual knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Agreement, and, if so, specifying each such default of which the signer has actual knowledge, and certifying as to such other matters as the requesting Party, as well as any Lender or any ground lessor may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by such Party and by any Lender or prospective Lender, and by any landlord under a ground or underlying lease affecting the Village.

8.5 Non-Disturbance and Direct Recognition. Notwithstanding anything to the contrary in this Agreement, it is the intention of the Parties that foreclosure against the HOF Entities (or either of them) or the Village shall not be deemed a basis on which this Agreement may be terminated by Lender. If requested by the Company in the event of such foreclosure, the HOF Entities shall use commercially reasonable efforts to assist the Company in its efforts to cause this Agreement to survive foreclosure against the HOF Entities or the Village, as applicable. In addition, notwithstanding anything to the contrary set forth in Section 9.3.2, the HOF Entities agree that prior to encumbering the Village with a security interest or otherwise transferring, assigning, conveying, pledging or encumbering, in whole or in part, any and all of its rights under this Agreement or interests in the HOF Entities to any Lender, the HOF Entities shall exercise commercially reasonable efforts to obtain a direct recognition agreement in form reasonably acceptable to the Company whereby such Lender agrees that the Company’s rights under this Agreement shall not be terminated so long as the Company is not in default of its obligations hereunder beyond the expiration of applicable notice and cure periods.

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8.6 Certain Limitations. Nothing in this Agreement shall be deemed to authorize or permit any HOF Entity or Lender to put, impose or secure any lien, claim or encumbrance on or against any asset or right of the Company or any of its Affiliates.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Confidentiality.

9.1.1 Except as expressly set forth herein, neither the HOF Entities nor the Company shall, and each Party shall cause its Affiliates and the directors, officers, managers, employees, representatives and agents of such Party or any of its Affiliates not to, without the written consent of the other Parties, make any announcement or other public disclosure, or private disclosure to any Person other than the disclosing Party’s directors, officers, managers, employees, representatives or agents (each of whom shall be advised of, and caused to comply with, the restrictions of this Section 9.1 by the disclosing Party), relating to the matters contemplated herein, unless otherwise required by law or applicable stock exchange rule. In the event any Party determines that it is required to make such an announcement or disclosure required by law or applicable stock exchange rule, it shall consult with the other Parties in advance, to the extent reasonably practicable. Notwithstanding any provision herein to the contrary, each Party (and its Affiliates and the directors, officers, managers, employees, representatives and agents of such Party or any of its Affiliates) may make any announcement or other public disclosure, or private disclosure to any person or entity, of (a) the existence of a definitive agreement between the Parties with respect to the naming rights and sponsorship of the Village, (b) the approximate aggregate fees contemplated to be paid in connection therewith, (c) the duration of the contemplated term of this Agreement and (d) such other terms as the Parties shall agree in writing may be so announced or disclosed, in each case consistent with the terms set forth in this Agreement or as the Parties may otherwise agree. In addition, the HOF Entities may disclose, without restriction, this Agreement and information concerning the transactions contemplated hereby to their respective lenders, investors and prospective investors under confidentiality obligations, accountants and legal counsel and representatives of any of the foregoing. The Parties acknowledge and agree that nothing in this Section 9.1 shall prohibit or preclude a Party from complying with its obligations under applicable Law.

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9.1.2 Each party (“Receiving Party”) acknowledges that it has received or may receive proprietary and confidential information, information constituting trade secrets and other information concerning the business, products, personnel, personally identifiable information, property, organizational structure, financial affairs, customers, sales and marketing plans, strategies or operations (collectively, “Confidential Information”) from the other party (“Disclosing Party”) under this Agreement, regardless of whether such information is marked or identified as confidential. The Receiving Party agrees (a) to keep all Confidential Information of the Disclosing Party in strict confidence, (b) not to disclose such Confidential Information to any Person other than the Receiving Party’s Affiliates, officers, directors, managers, employees, agents and representatives for use as contemplated by subsection (c) hereof , and (c) to use, and to cause its Affiliates, officers, directors, managers, employees, agents and representatives to use, such Confidential Information only for the purpose of performing its obligations under this Agreement and/or enjoying its rights as contemplated by this Agreement. The obligations under this Section 9.1.2 will survive the expiration or termination of this Agreement and will continue indefinitely with respect to Confidential Information constituting a trade secret of each Party, and for five (5) years from the expiration or termination of this Agreement with respect to all other Confidential Information. The restrictions and obligations set forth in this Section 9.1.2 will not apply: (a) to information that is already publicly known at the time of its disclosure; (b) after such information becomes publicly known through no fault of the Receiving Party; or (c) to information that the Receiving Party can establish by written documentation was independently developed by or known to such Party without use of or reference to the Disclosing Party’s Confidential Information.

9.2 Notices. All notices to be sent to the Parties shall be addressed to the Parties at the addresses set forth below or at such other address as the Parties shall designate in writing from time to time except that notices of change of address or addresses shall be effective only upon receipt. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered with proof of delivery thereof, (b) sent by United States certified mail, return receipt requested, postage prepaid or (c) sent by reputable overnight courier service, in each case addressed to the respective Parties as follows.

All such notices to the HOF Entities (or either of them) shall be sent to:

National Football Museum, Inc. d/b/a Pro Football Hall of Fame

2121 George Halas Drive Northwest

Canton, Ohio 44708

Attention: David Baker and Pat Lindesmith

and

HOF Village, LLC

c/o IRG Realty Advisors

4020 Kinross Lakes Parkway, Suite 200

Richfield, Ohio 44286

Attention: Tracy Green and Carol Smith

with a copy to:

Bryan Cave LLP

One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Attention: Ryan S. Davis

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All such notices to the Company shall be sent to:

Johnson Controls, Inc.

Corporate Brand & Marketing

5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209

Attention: Kim Metcalf Kupres and Don H. Polite

with a copy to:

Johnson Controls, Inc. Legal Department
5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209

Attention: Commercial Transactions

Notices shall be deemed given when received if delivered personally or by overnight courier, or if mailed then two (2) business days after such mailing in the United States, with failure to accept delivery to constitute delivery for purposes hereof.

9.3 Assignment; Affiliates; Operators; Managers.

9.3.1 No Party shall have the right to assign, transfer or convey any of its rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that each Party shall have the right to assign, transfer or convey this Agreement to the resulting entity in connection with a sale of all or substantially all of such Party’s assets without the prior written consent of the other Parties. In the event of an assignment permitted under the proviso in the preceding sentence, the assigning Party shall provide the other Parties with notice within thirty (30) days after the occurrence of any such assignment. For purposes of this Agreement, a transfer of any or all of the equity interests in a Party (whether by sale, merger or otherwise) shall not be considered an assignment, transfer and conveyance by such Party of any of its rights or obligations under this Agreement. Any assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon all successors and permitted assigns of the Parties.

9.3.2 Notwithstanding anything in Section 9.3.1 to the contrary, the HOF Entities (or either of them) may, without a requirement to obtain the Company’s (or the other HOF Entity’s) consent, transfer, assign, convey, pledge or encumber, in whole or in part, any and all of its rights under this Agreement or interests in the HOF Entities (or such HOF Entity) to a Person (a “Lender”) as security in connection with a loan transaction.

9.4 Entire Agreement; Amendments. The entire understanding between the Parties relating to the subject matter hereof is contained in this Agreement and the Exhibits attached hereto are hereby made a part of this Agreement. This Agreement supersedes all prior and contemporaneous communications and agreements with respect to such subject matter, including without limitation all drafts of the Johnson Controls Village Non-Binding Term Sheet dated prior to the date hereof and the Binding Short-Form Sponsorship and Naming Rights Agreement dated October 20, 2016 among the Parties, each of which is hereby terminated and of no further force or effect. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, among the Parties with respect to the subject matter of this Agreement, other than as expressly set forth in this Agreement. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by all of the Parties.

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9.5 Waiver. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the Party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and shall not be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

9.6 Relationship of Parties. There is no relationship of agency, partnership, joint venture, employment, or franchise among the Parties as a result of this Agreement. No Party shall have any right, power or authority to obligate or bind any other in any manner whatsoever as a result of this Agreement, and except as provided for in this Agreement, nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

9.8 Dispute Resolution. Except as provided in this Section 9.8 and subject to Section 1.10.3, any dispute arising out of or relating to this Agreement or the breach or termination hereof (each, a “Dispute”) shall be addressed and resolved only as follows:

9.8.1 The Parties shall first negotiate for a period of not less than thirty (30) days in a good faith attempt to resolve such Dispute.

9.8.2 If such good faith negotiations do not result in resolution, any Party may, by notice to all other Parties, then refer the Dispute to an independent facilitator or mediator for non-binding mediation. The independent mediator shall be designated by agreement of the Parties. If the Parties cannot agree on a mediator, each of the Company, on the one hand, and the HOF Entities, on the other hand, shall designate a mediator and such two designated mediators will jointly select the mediator (which jointly selected mediator shall serve as the sole mediator with respect to such Dispute). If the two designated mediators are unable to agree on a mediator, then the President of the American Arbitration Association in the State of Ohio (or his/her designee) will select the independent mediator. Each Party shall bear its respective mediation expenses and costs, including attorneys’ fees, and shall share the mediator’s fees and expenses as determined by the mediator.

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9.8.3 If the mediation is unsuccessful within ninety (90) days of the commencement of such non-binding mediation, then the Dispute shall be finally resolved by submission to binding arbitration in the State of Ohio in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The arbitrator shall be designated by agreement of the Parties. If the Parties cannot agree on an arbitrator, each of the Company, on the one hand, and the HOF Entities, on the other hand, shall designate an arbitrator and such two designated arbitrators will jointly select the arbitrator (which jointly selected arbitrator shall serve as the sole arbitrator with respect to such Dispute). If the two designated arbitrators are unable to agree on an arbitrator, then the President of the American Arbitration Association in the State of Ohio (or his/her designee) will select the arbitrator. The Parties consent to the jurisdiction of the State Courts of the State of Ohio and of the United States District Court for the Northern District of the State of Ohio for injunctive, specific enforcement or other relief in connection with the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. The award entered by the arbitrator shall be final and binding on all of the Parties except in the case of manifest error or disregard of the law. Each Party shall bear its respective arbitration expenses and costs, including attorneys’ fees, and shall share the arbitrator’s fees and expenses as determined by the arbitrator. The arbitrator shall not award punitive, exemplary or consequential damages. Nothing contained in this Section 9.8 is intended to expand any substantive rights any Party may have under other Sections of this Agreement. Notwithstanding the foregoing, nothing herein shall preclude equitable or other judicial relief to enforce the provisions of Section 9.1 or to preserve the status quo pending the resolution of any Dispute hereunder.

9.9 Waiver of Jury Trial. THE PARTIES AGREE AND ACKNOWLEDGE THAT THEY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes, including contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, and shall apply to any subsequent amendments, renewals, or modifications to this Agreement or any exhibit to this Agreement.

9.10 Severability. If any provision of this Agreement or any part, portion or the scope of any such provision is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, then either such provision or part, portion or scope shall be deemed amended to conform to such laws or regulations without materially altering the intention of the Parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

9.11 Force Majeure.

9.11.1 Fire or Other Damage to Village. If (after its construction is Substantially Completed) the Village is damaged by fire, earthquake, act of God, the elements or other casualty or is condemned by an authority exercising the powers of eminent domain or the Village is transferred in lieu of the exercise of such power so as to render the Village unusable for its intended purpose at any time during the Term, then the HOF Entities shall have the option, but not the obligation, to repair the damage or loss. The HOF Entities shall notify the Company as to whether the HOF Entities shall effect such repair and restoration within ninety (90) days after the casualty. If the HOF Entities notify the Company that the HOF Entities are electing to effect such repairs and restoration, this Agreement shall continue in full force and effect; provided, however, that (unless the Parties otherwise agree in writing to a refund or “make good” in lieu of an extension of the Term) the Term shall be extended by such number of days as equals the length of the period from the date of the event until such repairs and restoration are complete pursuant to Section 9.11.3. If the HOF Entities notify the Company that the HOF Entities are electing not to effect such repairs and restoration, then this Agreement and all rights granted hereunder shall terminate as of the date of such fire or other casualty.

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9.11.2 Other. Except as otherwise set forth in Section 9.11.1 hereof, no Party shall be liable or responsible for any failure to perform its obligations hereunder, which failure is caused or brought about in any manner beyond the control of such Party, including, but not limited to, the breakdown or failure of apparatus, equipment, or machinery employed in its supply of said services, any temporary stoppage for the repair, improvement or enlargement thereof, or any other act or condition beyond its reasonable control, other than such Party’s inability to perform payment obligations.

9.11.3 Tolling. In the event (a) the construction of the Village is not Substantially Completed on or before December 31, 2020 or (b) the Village is not usable for a period of at least ninety (90) days as a result of the events described under Section 9.11.1 or Section 9.11.2, and unless this Agreement shall have been terminated in accordance with its terms (or unless the Parties otherwise agree in writing to a refund or “make good” in lieu of an extension of the Term), the Term shall be extended (a) for that period of time after December 31, 2020 for which the Village was not Substantially Completed or (b) for that period of time which the Village was not usable, as applicable, and the start and end dates of each period shall be adjusted to reflect the number of days (a) after December 31, 2020 for which the Village was not Substantially Completed or (b) which the Village was not usable for all purposes of this Agreement. For the avoidance of doubt, in the event (i) the construction of the Village is not Substantially Completed on or before December 31, 2020 or (ii) the Village is not usable for a period of at least ninety (90) days as a result of the events described under Section 9.11.1 or Section 9.11.2, and unless this Agreement shall have been terminated in accordance with its terms (or unless the Parties otherwise agree in writing to a refund or “make good” in lieu of an extension of the Term), the Company’s payment obligations pursuant to Section 2.1 hereof shall be suspended during the period (i) commencing on December 31, 2020 and concluding on the date on which construction of the Village is Substantially Completed or (ii) commencing ninety (90) days after the date as of which the Village is not usable as a result of the events described under Section 9.11.1 or Section 9.11.2 and concluding thereafter on the date as of which the Village is usable following such event, as applicable, and shall be restored immediately upon the conclusion of the applicable period described in this sentence.

9.12 Not a Lease or License of the Village. This Agreement will not constitute a lease or license of any part of the Village.

9.13 Approvals. All approval rights granted to any Party hereunder may be exercised in the sole discretion of the Party exercising such approval right unless otherwise expressly provided herein.

9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes and which collectively shall constitute one and the same agreement. A facsimile or electronic copy of any such executed counterpart shall be deemed an executed original.

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9.15 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel and/or financial advisors) incurred in connection with this Agreement shall be paid by the Party incurring such fees, costs or expenses.

9.16 Headings. The headings used in this Agreement are solely for convenience and shall not affect the meaning or interpretation of the provisions set forth herein.

9.17 Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, including without limitation in Section 4.4 hereof, (i) this Agreement is intended only for the benefit of the Parties, the Designated Subsidiaries, the Affiliates of the HOF Entities and any successors or permitted assigns as expressly provided for in this Agreement, (ii) no other Person is intended to be benefited in any way by this Agreement and (iii) this Agreement shall not be enforceable by any other Person. Any claim by any third party beneficiary is subject to all defenses available to a Party for any breaches or other failures to perform by another Party to this Agreement.

9.18 HOF Entity Rights and Obligations. The Parties acknowledge and agree that rights vested in the HOF Entities collectively under this Agreement shall be deemed vested in each HOF Entity and its Affiliates and that obligations of the HOF Entities collectively under this Agreement may be satisfied by either HOF Entity or any of their Affiliates. Without limiting the generality of the foregoing, while certain rights set forth in this Agreement are contemplated to be provided by HOFV and other rights set forth in this Agreement are contemplated to be provided by PFHOF (or by both HOF Entities), each of such rights may be provided by HOFV, PFHOF and/or any of their respective Affiliates.

9.19 Remedies Cumulative. All remedies available at law or in equity to any Party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies, provided, however, that, notwithstanding anything to the contrary in this Agreement, no Party shall be liable to or otherwise responsible to any other Person pursuant to this Agreement for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof. It is understood and agreed that money damages would not be a sufficient remedy for any breach or threatened breach of Section 9.1 by any Party and that the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies will not be deemed to be the exclusive remedies for a breach by any Party of Section 9.1 but will be in addition to all other remedies available at law or equity to the non-breaching Parties. The Parties agree that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.19, and the Parties waive any rights they may have to require any other Party to obtain, furnish or post any such bond or similar instrument.

[Remainder of page intentionally left blank; signature page attached.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

HOFV:

HOF VILLAGE, LLC, a Delaware limited liability Company

By:	IRG Canton Village Manager, LLC, a Delaware limited liability company, its Manager

	By:	/s/
Name:
Title

PFHOF:

NATIONAL FOOTBALL MUSEUM, INC. D/B/A PRO FOOTBALL HALL OF FAME, an Ohio corporation

	By:	/s/
Name:
Title

COMPANY:

JOHNSON CONTROLS, INC., a Wisconsin corporation

	By:	/s/
Name:
Title
34

EXHIBIT A

VILLAGE RENDERINGS; ENTITLEMENT AREAS

Please see attached.

JOHNSON CONTROLS HALL OF FAME VILLAGE
approximately 90 acres

Pro Football Hall of Fame Village
Map Legend

Phase I

1A — Tom Benson Stadium — Will have capacity of 23,000 when completed in 2018

•	Demo and reconstruction of North Stands, North Concourse. Lowered field 14 feet.
o	Construction started September 2015 — Completion August 2016

1B — HOF Village Youth Sports Complex 8 total fields when completed in 2018

•	Construction of 2 new youth fields that are lit, bleacher seating and turf fields
o	Construction started September 2015 — Completion June 2016

Phase II

2A — Tom Benson Stadium

•	Demo and reconstruction of South and West stands. New press box including suites and roof top cabanas.
o	Construction started August 2016 — Projected completion July 2017

2E3— HOF Village Youth Sports Complex

•	Construction of 2 new youth fields that are lit, bleacher seating and turf fields
o	Construction started September 2016 — Projected completion May 2017

2C — HOF Hotel and Conference Center and Retail

•	Construction of a 5 star, 243 key hotel with 20,000 square feet of conference space. Includes 55,000-Fsf of retail including a restaurant, the World’s Greatest Sports Bar and a 900 car parking deck
o	Projected construction start date October 2016 — Projected completion June 2018

2D — Center for Excellence

•	125,000sf of Class A office/medical building and 300 car parking deck
o	Projected construction start date October 2016 — Projected completion June 2018

2E — Residential/Retail Component

•	15,000 — 20,000 sf of retail with 3 floors of market rate apartments and condos
o	Projected construction start date April 2017 — Projected completion June 2018
38

Phase III

3A — Tom Benson Stadium

•	Installation of permanent seating on the East End Zone and scoreboard
o	Projected construction start date August 2017 — Projected completion July 2018

38 — HOF Village Youth Sports Complex

•	Construction of 3 new youth fields and renovation of the existing Don Scott field
o	Projected construction start date September 2017 — Projected completion May 2018

3C — Center for Performance (Arena)

•	80,000 — 100,000 sf building inclusive of a 5,000-6,000 seat arena
o	Projected construction start date 3rd quarter 2017 — Projected completion 1st quarter 2019

3D -. Legends Landing

•	Assisted living, memory care facility
o	Projected construction start date 4th quarter 2017 — Projected completion 1st quarter 2019

3E — HOF Experience

•	200,000 sf immersive attraction including interactive rides and an indoor waterpark
o	Projected construction start date 3rd quarter 2017 — Projected completion 1st quarter 2019
39

EXHIBIT B

DEFINITIONS

Acquiror has the meaning provided in Section 1.1.4.

Activation Proceeds has the meaning provided in Exhibit D.

Advertising Material/Artwork has the meaning provided in Section 1.5.2.

Advertising Signs has the meaning provided in Section 1.3.

Affiliate means, with respect to any Person, any other Person that Controls, is Controlled by, or is under common Control with, such Person.

Agreement has the meaning provided in the preamble.

Branded Social Media Accounts has the meaning provided in Section 3.6.2.

Branded Takeover Proceeds has the meaning provided in Exhibit D.

Category has the meaning provided in Section 1.10.4.

Claims has the meaning provided in Section 4.4.1.

Co-Branded Village Logos means the logos for the Village as agreed to by the Parties from time to time pursuant to the terms of this Agreement.

Co-Branded Village Marks has the meaning provided in Section 1.3.

Co-Branded Village Merchandise means merchandise and apparel of the type commonly sold at venues similar to the Village and gift shops, including, solely by way of example, tag-on merchandise, t-shirts and other clothing, key chains, miniature forms of the Village, desk accessories and toys, that bear or display the Village Name or a Co-Branded Village Logo. Without limiting the generality of the foregoing, Co-Branded Village Merchandise shall include, without limitation, any merchandise, photographs or other items produced and sold which bears the Village Name or a Co-Branded Village Logo. For the avoidance of doubt, no merchandise, photograph or other item produced and sold which does not bear the Village Name or a Co-Branded Village Logo shall be deemed Co-Branded Village Merchandise.

Company has the meaning provided in the preamble.

Company Marks means the Intellectual Property set forth on Exhibit N.

Confidential Information has the meaning provided in Section 9.1.2.

Control means, with respect to any Person, either (a) the direct or indirect ownership of, or beneficial interest in, more than fifty percent (50%) of the ownership interests in such Person or (b) the power directly or indirectly to direct the management and affairs of such Person, whether through the ability to exercise voting power, by contract or otherwise, including the right to make (or approve) substantially all of the major decisions to be made by such Person.

40

Default Notice has the meaning provided in Section 8.1.1.

Design Assist Services Agreement means that certain Design Assist Services Agreement dated as of October 20, 2016 by and between HOFV and the Company, as the same shall be amended from time to time.

Designated Subsidiary means any of the subsidiaries of the Company which are listed on Exhibit 0 hereto (as the same may be amended in writing from time to time in good faith by mutual agreement of the Parties, it being agreed that the Parties will work together in good faith throughout the Term to determine which Designated Subsidiaries are permitted to receive such limited pass-thru rights during the Term as have been requested by the Company and approved by the HOF Entities as described in Exhibit D).

Disclosing Party has the meaning provided in Section 9.1.2.

Dispute has the meaning provided in Section 9.8.

Earlier Agreement has the meaning provided in Section 1.10.3.

Excluded Sponsor has the meaning provided in Section 1.10.3.

Expiration Date has the meaning provided in Section 6.1.

Fees has the meaning provided in Section 2.1.

Founding Sponsor, as used in this Agreement and solely for purposes of this Agreement, means a Person who, prior to the date as of which the Village shall have been Substantially Completed, shall have entered into a sponsorship or similar agreement with the HOF Entities (or either of them) (i) having a term of not less than 10 years, (ii) providing such Person with sponsorship rights across the Village and the Museum, (iii) providing such Person with the right to a landmark or entitlement within the Village and (iv) providing such Person exclusivity within any of the following categories: airline, alcoholic beverage, automotive, banking, consumer electronics/technology, insurance, jewelry, non-alcoholic beverage, nutrition, retail, sports apparel, telecom and/or tire.

Governmental Authority means any federal, state, local or regional authority, quasi-governmental authority, instrumentality, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing having jurisdiction over any Person or the Village.

HOF Entities has the meaning provided in the preamble.

HOF Entity Marks means the Intellectual Property set forth on Exhibit P.

HOFV has the meaning provided in the preamble.

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Indemnified Party has the meaning provided in Section 4.4.3.

Indemnifying Party has the meaning provided in Section 4.4.3.

Initial Signage Costs has the meaning provided in Section 1.5.3.

Initial Signage Credit has the meaning provided in Section 1.5.3.

Intellectual Property means trademarks, service marks, trade dress, logos, trade names, internet domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all other identifying indicia; all works of authorship and copyrights; all inventions (whether patentable or unpatentable) and all patents; all trade secrets and confidential business information; all software and firmware (including data, databases and related documentation); and all documents, records and files relating to all intellectual property described herein

Laws means all laws, ordinances, orders, rules, regulations and requirements of all Federal, State and Municipal governments and appropriate departments, boards and officers thereof, and of the insurance organization having jurisdiction thereof.

Lender has the meaning provided in Section 9.3.2.

Museum has the meaning provided in the recitals.

NCAA has the meaning provided in Section 1.10.6.

Notifying Lender has the meaning provided in Section 8.1.1.

Other Naming Rights has the meaning provided in Section 1.1.5.

Parties has the meaning provided in the preamble.

Permitted Restrictions has the meaning provided in Section 1.10.6.

Person means an individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association or other entity; any federal, state, county or municipal government or any bureau, department or agency thereof; and any fiduciary acting in such capacity on behalf of any of the foregoing.

PFHOF has the meaning provided in the preamble.

Proposed Name Change has the meaning provided in Section 1.1.4.

Receiving Party has the meaning provided in Section 9.1.2.

Substantially Completed means that a temporary certificate of occupancy or permanent certificate of occupancy with respect to the entire Village, or the accumulation of partial certificates of occupancy aggregating to substantially the entire Village, has been issued by the appropriate Governmental Authority, which certificate of occupancy may contain a “punchlist.”

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Term has the meaning provided in Section 6.1.

Third Party Sponsorship has the meaning provided in Section 1.10.3.

Third Person has the meaning provided in Section 4.4.3.

Third Person Claim has the meaning provided in Section 4.4.3.

Valuation Auditor has the meaning provided in Section 1.9.

Village has the meaning provided in the recitals.

Village Branding has the meaning provided in Section 1.3.

Village Domain Names has the meaning provided in Section 3.6.1.

Village Events means a sporting activity, exhibition or game, musical concert, theater event, convention, trade show, tour, charitable event, political event, religious gathering or any other event which takes place at the Village.

Village Logo has the meaning provided in Section 1.2.

Village Name means the name for the Village designated by the Company from time to time pursuant to the terms of this Agreement.

Village Website has the meaning provided in Section 3.6.1.

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, `written’ and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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EXHIBIT C

CO-BRANDED VILLAGE LOGOS

Please see attached.

[Note: Any logos which are hereafter approved by the Parties for use as a Co-Branded Village Logo shall be attached hereto following such approval.]

44

EXHIBIT D

SPONSORSHIP INVENTORY

[Redacted]

45

EXHIBIT E

EXCLUDED PRODUCT CATEGORIES

[Redacted]

46

EXHIBIT F

EXCLUDED SPONSORS

[Redacted]

47

EXHIBIT G

INCLUDED PRODUCT CATEGORIES

[Redacted]

48

EXHIBIT H

HOFV SPONSORSHIP FEES AND PAYMENT PROCEDURES

[Redacted]

49

EXHIBIT I

VILLAGE DOMAIN NAMES

ORDERED DOMAIN NAMES
domain .COM JOHNSONCONTROLSHALLOFFAMEVILLAGE.COM
domain .NET JOHNSONCONTROLSHALLOFFAMEVILLAGE.NET
domain .COM JCIPFHOFV.COM
domain .NET JCIPFHOFV.NET
domain .COM JCIPROFOOTBALLHALLOFFAMEVILLAGE.COM
domain .NET JCIPROFOOTBALLHALLOFFAMEVILLAGE.NET
domain .COM JOHNSONCONTROLSPFHOFV.COM
domain .NET JOHNSONCONTROLSPFHOFV.NET
domain .COM JCPFHOFV.COM
domain .NET JCPFHOFV.NET
domain .COM JCPROFOOTBALLHALLOFFAMEVILLAGE.COM
domain .NET JCPROFOOTBALLHALLOFFAMEVILLAGE.NET
domain .COM JCIPFHOF.COM
domain .NET JCIPFHOF.NET
domain .COM JCIPROFOOTBALLHALLOFFAME.COM
domain .NET JCIPROFOOTBALLHALLOFFAME.NET
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ORDERED DOMAIN NAMES
domain .COM JOHNSONCONTROLSPFHOF.COM
domain .NET JOHNSONCONTROLSPFHOF.NET
domain .COM JOHNSONCONTROLSHALLOFFAME.COM
domain .NET JOHNSONCONTROLSHALLOFFAME.NET
domain .COM JCIHOV.COM
domain .NET JCIHOV.NET
domain .COM JOHNSONCONTROLSHOFVILLAGE.COM
domain .NET JOHNSONCONTROLSHOFVILLAGE.NET
51

EXHIBIT J

HOF ENTITY MARK STYLE GUIDE

[Redacted]

52

EXHIBIT K

COMPANY MARK STYLE GUIDE

[Redacted]

53

EXHIBIT L

CO-BRANDED VILLAGE MARK STYLE GUIDE

[Redacted]

54

EXHIBIT M-1

COMPANY ADDITIONAL INSUREDS

Johnson Controls, Inc.

Any and all of its Affiliates

55

EXHIBIT M-2

HOF ENTITY ADDITIONAL INSUREDS

HOFV

PFHOF

IRG

IRG Realty Advisors

IRG Canton Village Member, LLC

IRG Canton Village Manager, LLC

Hall of Fame Village, Inc.

Any and all of their respective Affiliates

56

EXHIBIT N

COMPANY MARKS

JOHNSON CONTROLS

All other marks and logos included in the “style guide” attached as Exhibit K.

57

EXHIBIT O

DESIGNATED SUBSIDIARIES

Company subsidiaries (i) whose products and services (e.g. York) are integrated into the Village and/or (ii) brands are within the sub-categories listed on Exhibit G, including (A) Metasys Building Automation, (B) Simplex Fire Alarm and Detection, (C) Tyco Mass Notification, (D) Tyco Integrated Security (Access Control, Video Surveillance, Intrusion Detection) and (E) Tyco Retail Solutions.

58

EXHIBIT P

HOF ENTITY MARKS

PFHOF

•	PFHOF logos and/or marks as stated in the “style guide” attached as Exhibit J

•	Other logos and/or marks, if any, as shall be approved by PFHOF from time to time

HOFV

•	HOFV logos and/or marks as stated in the “style guide” attached as Exhibit J

•	HALL OF FAME VILLAGE

•	PRO FOOTBALL HALL OF FAME VILLAGE

•	HALL OF FAME EXPERIENCE

•	LEGENDS LANDING

•	PLAYER CARE CENTER

•	CENTER FOR PLAYER CARE

•	HALL OF FAME HOTEL

•	CENTER FOR EXCELLENCE

•	TOM BENSON STADIUM

•	MAIN STREET HALL OF FAME

•	CENTER FOR PERFORMANCE (ARENA)

•	YOUTH SPORTS COMPLEX

•	Marks related to the hotel and conference center (subject to any limitations imposed by the applicable brand)

•	Other logos and/or marks, if any, as shall be approved by HOFV from time to time
59

EXHIBIT Q

ENTITLEMENT SIGNAGE PACKAGE

[Redacted]

60

EXHIBIT R

GOLD JACKET RATE CARD FOR [***]

[Redacted]

61